Exhibit 99.1


FOR IMMEDIATE RELEASE                 Contact:    William C. McCartney
---------------------                             Chief Financial Officer

                                                  Telephone: (978) 688-1811
                                                  Fax:       (978) 688-2976


          WATTS WATER TECHNOLOGIES REPORTS FOURTH QUARTER 2006 RESULTS

      North Andover, MA...February 13, 2007. Watts Water Technologies, Inc. (NYSE: WTS) today announced results for the fourth quarter ended December 31 2006. Sales were $330,515,000, an increase of $86,108,000, or 35%, compared to the fourth quarter of 2005. Net income for the fourth quarter of 2006 was $18,140,000, or $0.51 per share, compared to net income of $14,960,000, or $0.45 per share, which included a loss from discontinued operations of $236,000, or $0.01 per share, for the fourth quarter of 2005. Income from continuing operations for the fourth quarter of 2006 increased by $2,943,000, or 19%, to $18,139,000, or $0.51 per share, compared to income from continuing operations for the fourth quarter of 2005 of $15,196,000, or $0.46 per share.

      Costs incurred related to the Company's manufacturing and restructuring plan, net of tax, in the fourth quarters of 2006 and 2005 were $1,106,000, or $0.03 per share, and $241,000, or $0.01 per share, respectively. Costs for severance programs in both Europe and China and accelerated depreciation on certain assets in China were partially offset by a gain from a building sale in Italy in the fourth quarter of 2006. Costs incurred in 2005 primarily relate to severance costs in Europe.

      As a result of the Company's November 2006 stock offering of 5,750,000 shares of Class A common stuck, the impact of the additional shares, which was partially offset by approximately $1.0 million of additional interest income from investing the net offering proceeds, was to reduce net income and income from continuing operations by $0.02 per share in the fourth quarter of 2006.

      Sales for the year ended December 31, 2006 were $1,230,777,000, an increase of $306,431,000, or 33%, compared to the year ended December 31, 2005. Net income for the year ended December 31, 2006 was $73,736,000, or $2.19 per share, which includes a loss from discontinued operations of $3,357,000, or $0.10 per share, versus net income of $54,599,000, or $1.66 per share, which included a loss from discontinued operations of $421,000, or $0.01 per share, for the year ended December 31, 2005. Income from continuing operations for the year ended December 31, 2006 increased by $22,073,000, or 40% to $77,093,000, or $2.29 per share, compared to income from continuing operations of $55,020,000, or $1.67 per share, for the previous year.

      For the year ended December 31, 2006 the Company recorded income, net of tax, of $1,465,000, or $0.04 per share, for its manufacturing and restructuring plan, compared to a charge of $1,633,000, or $0.05 per share, for the previous year. Gains from the sales of two facilities in Italy were offset by costs incurred for severance programs in Europe and China and accelerated depreciation in China in 2006. In 2005, costs related primarily to European severance costs and accelerated depreciation for the closure of a U.S. manufacturing plant.

      Patrick S. O'Keefe, Chief Executive Officer, commented, "All segments again contributed to record fourth quarter results, which were primarily due to acquisitions and internal growth. The sales increase was achieved through contributions from acquired companies of $49,160,000, or 20%, internal growth of $28,711,000, or 12%, and, to a lesser extent, from favorable changes in foreign exchange rates of $8,237,000, or 3%. Acquired growth was primarily attributable to the December 2005 acquisitions of Core Industries Inc. (which included the FEBCO, Mueller Steam Specialty and Polyjet Valves product lines) and Dormont Manufacturing Company and the May 2006 acquisition of ATS Expansion Group."

      "Sales in our North American segment increased for the fourth quarter of 2006 by $39,377,000, or 24%, to $204,692,000 compared to $165,315,000 for the fourth quarter of 2005. This increase was achieved through the inclusion of acquired company sales of $26,028,000, or 16%, internal sales growth of $13,037,000, or 8%, and, to a lesser extent, from favorable foreign exchange rates of $312,000 associated with the strengthening of the Canadian dollar versus the U.S. dollar."

      "Internal sales growth in our North American wholesale market increased 9% over the fourth quarter of 2005. This increase was primarily due to price increases implemented to cover increases in the costs of copper and other raw materials. Internal growth in our North American home improvement retail market was 6% for the fourth quarter of 2006 over the fourth quarter of 2005. This increase is primarily due to price increases in certain product lines."

      "We derived 33% of our total sales for the fourth quarter of 2006 from our European segment. European sales increased $39,247,000, or 55%, to $109,969,000 compared to $70,722,000 for the fourth quarter of 2005. This increase was achieved through the inclusion of acquired company sales totaling $18,049,000, or 26%, internal growth of $13,571,000, or 19%, and a favorable foreign exchange movement associated with the strengthening of the euro versus the US dollar of $7,627,000, or 10%. Our internal growth in Europe was fairly broad-based with most markets and channels showing improvement. Sales growth in our German OEM and wholesale markets was particularly strong in the fourth quarter, as were Italian OEM sales."

      "China's segment sales in the fourth quarter of 2006 increased $7,484,000 or 89%, to $15,854,000 compared to the fourth quarter of 2005. This increase was achieved through the inclusion of acquired company sales totaling $5,083,000, or 61%, internal growth of $2,103,000, or 25%, and favorable foreign exchange rates associated with the Chinese yuan strengthening against the U.S. dollar of $298,000, or 3%. Acquired growth was attributable primarily to the April 2006 acquisition of Changsha Valves Works."

      Mr. O'Keefe commented, "Our operating income for the fourth quarter of 2006 increased by $3,542,000, or 14%, to $29,681,000 as compared to $26,139,000 for the fourth quarter of 2005. Quarter-on-quarter internal growth contributed $3,210,000, or 12%, acquisitions provided $2,033,000, or 8%, and favorable foreign exchange movements contributed $1,093,000, or 4%, partially offset by increased restructuring costs of $2,794,000, or 10%. Operating margins in the fourth quarter of 2006 decreased by approximately 170 basis points to 9.0% as compared to 10.7% in the fourth quarter of 2005. Operating margins were affected by increased copper costs, increased acquisition related charges, increased manufacturing restructuring costs and increased administrative costs."

      The effective tax rate for the fourth quarter of 2006 was 31% compared with 36% in the fourth quarter of 2005. Earnings mix between segments contributed to the decrease and is being driven by higher profits in China being taxed at lower effective rates.

      The loss from discontinued operations in the fourth quarter of 2005 includes an after-tax charge of $236,000, or $0.01 per share, for costs associated with the James Jones litigation.

      The Company generated $82,231,000 in net cash provided from continuing operations for the year ended December 31, 2006 as compared to $51,867,000 for the year ended December 31, 2005. Free cash flow (a non-GAAP financial measure) for the year ended December 31, 2006 was $57,005,000 compared with $23,449,000 for the year ended December 31, 2005 (Please refer to Table 1 at the end of this press release for a reconciliation of net cash provided by continuing operations to free cash flow). The Company's net debt to capitalization ratio (a non-GAAP financial measure) decreased to 11% for the year ended December 31, 2006 from 33% in the prior year as the result of the Company's 2006 equity offering and private placement offering (Please refer to Table 2 at the end of this press release for a reconciliation of long-term debt (including current portion) to net debt and net debt to capitalization ratio).

      Concerning the Company's financial position, Mr. O' Keefe commented, "With the completion of the April 2006 private placement bond offering and line of credit refinancing and the November 2006 stock offering, we have successfully strengthened our capital structure in order to fund near- and medium-term acquisitions. We also doubled free cash flow from the previous year. In addition to cash on hand of $342,979,000 at December 31, 2006, we maintained approximately $226,000,000 in unused and potentially available funding from our revolving line of credit."

      To supplement our consolidated financial statements presented on generally accepted accounting principles (GAAP), we sometimes use non-GAAP financial measures, such as free cash flow and the net debt to capitalization ratio, that we believe are appropriate to enhance an overall understanding of our historical financial performance and future prospects. The non-GAAP items, which are adjusted to exclude certain cash inflows and outlays, and include only certain balance sheet accounts from the comparable GAAP measures, are an indication of our performance in cash flow generation and also provide an indication of the Company's relative balance sheet leverage to other industrial manufacturing companies. These non-GAAP financial measures are among the primary indicators management uses as a basis for evaluating our cash flow generation and our capitalization structure. For these reasons, management believes these non-GAAP financial measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for changes in cash and cash equivalents prepared in accordance with GAAP.

      Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss fourth quarter results for 2006 on Tuesday, February 13, 2007, at 5:00 p.m. Eastern Time. This press release and the live web cast can be accessed by visiting the Investors section of the Company's website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until February 13, 2008.

      The Company's 2007 Annual Meeting of Stockholders will be held at 10:00 a.m. on Wednesday, May 2, 2007 at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts.

      Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

      This Press Release includes statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Water Technologies' current views about future results of operations and other forward-looking information. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because Watts' actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the following: shortages in and pricing of raw materials and supplies including recent price increases by suppliers of raw materials and the Company's ability to pass these costs on to customers, loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, changes in variable interest rates on Company borrowings, identification and disclosure of material weaknesses in our internal control over financial reporting, failure to expand our markets through acquisitions, failure or delay in developing new products, lack of acceptance of new products, failure to manufacture products that meet required performance and safety standards, foreign exchange rate fluctuations, cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products, economic factors, such as the levels of housing starts and remodeling, affecting the markets where the Company's products are sold, manufactured, or marketed, environmental compliance costs, product liability risks, the results and timing of the Company's manufacturing restructuring plan, changes in the status of current litigation, including the James Jones case, and other risks and uncertainties discussed under the heading "Item 1A. Risk Factors" in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission. Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release.

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share information)
                                   (Unaudited)

                                                    Fourth Quarter Ended                 Year Ended
                                                ---------------------------      ----------------------------
                                                December 31,   December 31,      December 31,    December 31,
                                                   2006           2005              2006            2005
                                                ------------   ------------      ------------    ------------
STATEMENTS OF INCOME

Net sales                                       $    330,515   $    244,407      $  1,230,777    $    924,346

Income from continuing operations               $     18,139   $     15,196      $     77,093    $     55,020
Income (loss) from discontinued operations                 1           (236)           (3,357)           (421)
                                                ------------   ------------      ------------    ------------
Net income                                      $     18,140   $     14,960      $     73,736    $     54,599
                                                ============   ============      ============    ============

DILUTED EARNINGS PER SHARE

Weighted Average Number of
Common Shares & Equivalents                           35,592         32,990            33,671          33,002

Income (loss) per Share:
     Continuing operations                      $       0.51   $       0.46      $       2.29    $       1.67
     Discontinued operations                              --          (0.01)            (0.10)          (0.01)
                                                ------------   ------------      ------------    ------------
     Net income                                 $       0.51   $       0.45      $       2.19    $       1.66
                                                ============   ============      ============    ============


Cash dividends per share                        $       0.09   $       0.08      $       0.36    $       0.32

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                (Amounts in thousands, except share information)
                                   (Unaudited)

                                                                                         December 31,      December 31,
ASSETS                                                                                      2006              2005
                                                                                         ------------      ------------
CURRENT ASSETS:
    Cash and cash equivalents ........................................................   $    342,979      $     45,758
    Investment securities ............................................................         11,825                --
    Trade accounts receivable, less allowance for doubtful accounts of
       $10,543 in 2006 and $9,296 in 2005 ............................................        228,502           177,364
    Inventories, net:
       Raw materials .................................................................        103,587            84,087
       Work in process ...............................................................         39,593            23,201
       Finished goods ................................................................        173,236           135,549
                                                                                         ------------      ------------
          Total Inventories ..........................................................        316,416           242,837
    Prepaid expenses and other assets ................................................         15,842            25,361
    Deferred income taxes ............................................................         26,739            27,540
    Assets of discontinued operations ................................................         10,079             9,555
                                                                                         ------------      ------------
       Total Current Assets ..........................................................        952,382           528,415
                                                                                         ------------      ------------
PROPERTY, PLANT AND EQUIPMENT:
    Property, plant and equipment, at cost ...........................................        391,923           328,812
    Accumulated depreciation .........................................................       (185,763)         (163,813)
                                                                                         ------------      ------------
       Property, plant and equipment, net ............................................        206,160           164,999
                                                                                         ------------      ------------
OTHER ASSETS:
    Goodwill .........................................................................        356,090           296,636
    Other, net .......................................................................        146,218           110,920
                                                                                         ------------      ------------
TOTAL ASSETS .........................................................................   $  1,660,850      $  1,100,970
                                                                                         ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable .................................................................   $    120,954      $     91,053
    Accrued expenses and other liabilities ...........................................        100,437            67,071
    Accrued compensation and benefits ................................................         42,593            28,496
    Current portion of long-term debt ................................................          7,522            13,635
    Liabilities of discontinued operations ...........................................         27,852            23,068
                                                                                         ------------      ------------
       Total Current Liabilities .....................................................        299,358           223,323
                                                                                         ------------      ------------
LONG-TERM DEBT, NET OF CURRENT PORTION ...............................................        441,697           293,350
DEFERRED INCOME TAXES ................................................................         34,585            24,803
OTHER NONCURRENT LIABILITIES .........................................................         52,686            32,187
MINORITY INTEREST ....................................................................          5,971             7,831

STOCKHOLDERS' EQUITY:
    Preferred Stock, $.10 par value; 5,000,000 shares authorized;
       no shares issued or outstanding ...............................................             --                --
    Class A Common Stock, $.10 par value; 80,000,000 shares authorized;
       1 vote per share; issued and outstanding: 31,239,111 shares in 2006
       and 25,205,210 shares in 2005 .................................................          3,124             2,521
    Class B Common Stock, $.10 par value; 25,000,000 shares authorized;
       10 votes per share; issued and outstanding: 7,293,880 shares in 2006
       and 7,343,880 shares in 2005 ..................................................            729               734
    Additional paid-in capital .......................................................        367,795           142,694
    Retained earnings ................................................................        429,555           368,264
    Accumulated other comprehensive income ...........................................         25,350             5,263
                                                                                         ------------      ------------
       Total Stockholders' Equity ....................................................        826,553           519,476
                                                                                         ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...........................................   $  1,660,850      $  1,100,970
                                                                                         ============      ============

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share information)
                                   (Unaudited)

                                                                           Fourth Quarter Ended                Year Ended
                                                                       ----------------------------    ----------------------------
                                                                       December 31,    December 31,    December 31,    December 31,
                                                                          2006            2005            2006            2005
                                                                       ------------    ------------    ------------    ------------
Net sales ..........................................................   $    330,515    $    244,407    $  1,230,777    $    924,346
Cost of goods sold .................................................        219,593         158,079         805,759         599,644
                                                                       ------------    ------------    ------------    ------------
  GROSS PROFIT .....................................................        110,922          86,328         425,018         324,702
Selling, general & administrative expenses .........................         81,780          59,922         300,179         229,418
Restructuring and other charges (income) ...........................           (539)            267          (5,648)            729
                                                                       ------------    ------------    ------------    ------------
OPERATING INCOME ...................................................         29,681          26,139         130,487          94,555
                                                                       ------------    ------------    ------------    ------------
Other (income) expense:
  Interest income ..................................................         (2,555)           (351)         (5,014)         (1,232)
  Interest expense .................................................          6,484           2,686          22,148          10,353
  Minority interest ................................................         (1,697)            107          (1,828)            350
  Other ............................................................          1,018            (181)           (928)           (727)
                                                                       ------------    ------------    ------------    ------------
                                                                              3,250           2,261          14,378           8,744
                                                                       ------------    ------------    ------------    ------------
  INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES ............         26,431          23,878         116,109          85,811
Provision for income taxes .........................................          8,292           8,682          39,016          30,791
                                                                       ------------    ------------    ------------    ------------
  INCOME FROM CONTINUING OPERATIONS ................................         18,139          15,196          77,093          55,020
Income (loss) from discontinued operations, net of taxes ...........              1            (236)         (3,357)           (421)
                                                                       ------------    ------------    ------------    ------------
  NET INCOME .......................................................   $     18,140    $     14,960    $     73,736    $     54,599
                                                                       ============    ============    ============    ============
BASIC EPS
Income (loss) per share:
  Continuing operations ............................................   $       0.52    $       0.47    $       2.32    $       1.69
  Discontinued operations ..........................................   $         --           (0.01)          (0.10)          (0.01)
                                                                       ------------    ------------    ------------    ------------
  NET INCOME .......................................................   $       0.52    $       0.46    $       2.21    $       1.68
                                                                       ============    ============    ============    ============
Weighted average number of shares ..................................         35,215          32,547          33,295          32,489
                                                                       ============    ============    ============    ============
DILUTED EPS
Income (loss) per share:
  Continuing operations ............................................   $       0.51    $       0.46    $       2.29    $       1.67
  Discontinued operations ..........................................             --           (0.01)          (0.10)          (0.01)
                                                                       ------------    ------------    ------------    ------------
  NET INCOME .......................................................   $       0.51    $       0.45    $       2.19    $       1.66
                                                                       ============    ============    ============    ============
Weighted average number of shares ..................................         35,592          32,990          33,671          33,002
                                                                       ============    ============    ============    ============

  Dividends per share ..............................................   $       0.09    $       0.08    $       0.36    $       0.32
                                                                       ============    ============    ============    ============

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                               SEGMENT INFORMATION
                             (Amounts in thousands)
                                   (Unaudited)

                                    Net Sales

                               Fourth Quarter Ended                     Year Ended
                          -------------------------------     -------------------------------
                          December 31,       December 31,     December 31,       December 31,
                             2006               2005             2006               2005
                          ------------       ------------     ------------       ------------

North America             $    204,692       $    165,315     $    821,276       $    629,937
Europe                         109,969             70,722          367,522            266,346
China                           15,854              8,370           41,979             28,063
                          ------------       ------------     ------------       ------------
Total                     $    330,515       $    244,407     $  1,230,777       $    924,346
                          ============       ============     ============       ============


                                Operating Income

                               Fourth Quarter Ended                     Year Ended
                          --------------------------------    --------------------------------
                          December 31,        December 31,    December 31,       December 31,
                             2006                2005            2006               2005
                          ------------        ------------    ------------       ------------

North America             $     24,253        $     21,979    $     98,507       $     79,067
Europe                          11,909               8,229          49,976             31,528
China                              187                 983           7,155              3,533
Corporate                       (6,668)             (5,052)        (25,151)           (19,573)
                          ------------        ------------    ------------       ------------
Total                     $     29,681        $     26,139    $    130,487       $     94,555
                          ============        ============    ============       ============

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

                                     TABLE 1
 RECONCILIATION OF NET CASH PROVIDED BY CONTINUING OPERATIONS TO FREE CASH FLOW
                             (Amounts In Thousands)
                                   (Unaudited)

                                                                                Year Ended
                                                                      --------------------------------
                                                                       December 31,       December 31,
                                                                           2006               2005
                                                                      -------------      -------------

Net cash provided by continuing operations                            $      82,231      $      51,867
Less: additions to property, plant, and equipment                           (44,648)           (18,590)
Plus: proceeds from the sale of property, plant, and equipment               31,867                652
Less: dividends                                                             (12,445)           (10,480)
                                                                      -------------      -------------
Free cash flow                                                        $      57,005      $      23,449
                                                                      =============      =============


                                     TABLE 2
          RECONCILIATION OF LONG-TERM DEBT (INCLUDING CURRENT PORTION)
                TO NET DEBT AND NET DEBT TO CAPITALIZATION RATIO
                             (Amounts In Thousands)
                                   (Unaudited)

                                                                       December 31,       December 31,
                                                                          2006               2005
                                                                      -------------      -------------

Current portion of long-term debt                                     $       7,522      $      13,635
Plus: Long-term debt, net of current portion                                441,697            293,350
Less: Cash and cash equivalents                                            (342,979)           (45,758)
                                                                      -------------      -------------
Net debt                                                              $     106,240      $     261,227
                                                                      =============      =============

Net debt                                                              $     106,240      $     261,227
Plus: Total stockholders' equity                                            826,553            519,476
Plus: Minority interest                                                       5,971              7,831
                                                                      -------------      -------------
Capitalization                                                        $     938,764      $     788,534
                                                                      =============      =============

Net Debt to Capitalization Ratio                                                 11%                33%
                                                                      =============      =============